EXHIBIT

                                     10.2

                             SETTLEMENT  AGREEMENT

                                I. PARTIES

      This Settlement Agreement and Release ("Agreement") is entered into among the following, through their authorized representatives: (1) the United States of America, acting through the Office of the United States Attorney for the Eastern District of New York ("USAO-EDNY") and on behalf of the Office of Inspector General of the United States Department of Health and Human Services ("OIG-HHS") (collectively, the "United States");
(2) Tender Loving Care Health Care Services, Inc. ("Tender Loving Care" (a Delaware corporation), 1983 Marcus Avenue, Lake Success, New York 11042 (as successor-in-interest to Staff Builders, Inc. ("Staff Builders"), 1983 Marcus Avenue, Lake Success, New York 11042); (3) Targa Group, Inc. ("Targa")(a Pennsylvania corporation and former franchisee of Staff Builders), 325 Chestnut Street, Suite 903, Philadelphia, Pennsylvania 19106 (collectively Tender Loving Care and Targa will be referred to as the "Defendants"); and (4) Ali Waris, 3212 Greene Countrie Drive, Newtown Square, Pennsylvania 19073 ("Mr. Waris" or "Relator"). Collectively, all of the above will be referred to as "the Parties."



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                                II. PREAMBLE

      As a preamble to this Agreement, the Parties agree to the following:

     A. Tender Loving Care provides home health care services through directly-owned offices and franchise offices located nationwide. Its corporate headquarters is in Lake Success, New
York.

     B. From 1987 to 1993, Mr. Waris owned and operated a Medicare-certified home health agency in the greater Philadelphia area known as American Health Systems, Inc. ("AHS"). In or around October 1993, the major assets of AHS were purchased by Staff Builders Services, Inc., a subsidiary of Staff Builders. In a related transaction, Mr. Waris entered into a two-year "Consultant Agreement" with Targa in December 1993.

     C. Under the Consultant Agreement, Mr. Waris was to provide consulting services to Targa from December 30, 1993 to December 30, 1995, of not less than 1000 hours in each yearly period. For providing such services, Mr. Waris was to receive compensation of $8,750.00 per month, totaling not more than $ 210,000.00 for the two-year duration of the Consultant Agreement.

      D.    Mr. Waris received monthly payments totaling
$210,000.00 from Staff Builders during the period covered by the Consultant Agreement.

     E. On or about March 11, 1996, Mr. Waris filed a qui tam action in the United States District Court for the Eastern District of Pennsylvania captioned United States of America ex rel. Ali Waris v. Staff Builders, Inc. and Targa Group, Inc., Civil Action No. 96-1969 ("the QUI Tam Action"). In the Qui Tam Action, Mr. Waris alleged that the cost reports submitted by Staff Builders to the Medicare program ("Medicare"), Title XVIII of the Social Security Act, 42 U.S.C.1395-1395ggg (1999), for the fiscal years ending February 28, 1994, February 28, 1995 and February 29, 1996 included unallowable claims for payments it had made to Waris under the Consultant Agreement. On or about July 17, 1998, the Office of the United States Attorney for the Eastern District of Pennsylvania filed a notice of election to decline intervention in the Oui Tam Action, and Mr. Waris proceeded to conduct the action on his own.

     F. On October 4, 1999, the district court dismissed the Oui Tam Action pursuant to 31 U.S.C. 3730(e)(4)(A) on the ground that Mr. Waris's claim was based on a publicly disclosed allegation of fraud, and that Mr. Waris was not an original source of that allegation. Mr. Waris filed a timely appeal to the United States Court of Appeals for the Third Circuit, captioned United States of America ex rel. Ali Waris v. Staff Builders, Inc. and Targa Group, Inc., Docket No. 99-1898 ("the Qui Tam Appeal").

     G.     In November 1999, USAO-EDNY informed Tender Loving
Care that it was reviewing the allegations made by Mr. Waris in the Qui Tam Action.

     H. The United States contends that it has civil claims against Tender Loving Care under the False Claims Act, 31 U.S.C. 3729-3733, and common law, based on the following alleged conduct: the payments made by Staff Builders to Mr. Waris pursuant to the Consultant Agreement were not reimbursable costs under Medicare, but such payments were claimed to be Medicare - reimbursable on Staff Builders' cost reports for the fiscal years ending February 28, 1994, February 28, 1995 and February'29, 1996 (hereinafter, the 'Covered Conduct').

     I. The United States also contends that, based on the Covered Conduct, it has certain administrative claims against Tender Loving Care under the provisions for permissive exclusion from the Medicare, Medicaid and other federal health care programs, 42 U.S.C.1320a-7(b), and the provisions for civil monetary penalties, 42 U.S.C. 1320a-7a.

     J. Tender Loving Care and Targa deny the allegations of the United States and the Relator. Nothing in this Agreement shall be construed as an admission of liability or wrongdoing by Tender Loving Care or Targa, or admissible in any proceedings as evidence of such liability or wrongdoing.

     K. To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of these claims, the Parties reach a full and final settlement as set forth in Part III.
below.

     L. Tender Loving Care has previously entered into a Corporate Integrity Agreement ("CIA") with OIG-HHS dated August
24, 2000, and it is expected that Tender Loving Care will fulfill its obligations under that CIA.
III.TERMS AND CONDITIONS

          THEREFORE, in consideration of the mutual promises, covenants and obligations set forth below, and for good and valuable consideration as stated herein, the Parties agree as follows:

     1. Tender Loving Care agrees to pay $153,942.42 plus interest at the rate of 6.241% (total interest of $6,057.58) compounded annually and amortized over twelve months (total payment of $160,000.00 by Tender Loving Care), and Targa agrees to pay $10,000.00, for a total payment of $170,000.00 by the Defendants. Of the $170,000.00, $160,000.00 is due to the United States as the "Settlement Amount" and $10,000.00 is due to Duane, Morris & Heckscher LLP as the "Attorneys' Fees Amount" (collectively, the Settlement Amount and Attorneys' Fees Amount shall be referred to as the "Total Payment Amount"). Relator Waris will receive 25% of each installment of the Settlement Amount paid to the United States (see paragraph 9 below). The payments by Tender Loving Care and Targa will be made as follows:

          a. Tender Loving Care shall pay $160,000.00 in twelve monthly installments, at the rate of $10,000.00 per month for the first eight months and $20,000.00 per month for the next four months, as follows. Within five business days of the execution of this Agreement, Tender Loving Care shall make its first installment payment of $10,000.00 by electronic funds transfer to USAO-EDNY pursuant to written instructions to be provided by USAO-EDNY. On the fifteenth day of every following month, the remaining (second through twelfth) installments shall likewise be paid by electronic funds transfer in the following amounts: second through eighth installments - $10,000.00 each; ninth through twelfth installments - $20,000.00 each.

          b. Targa shall pay $10,000.00 in eighteen monthly installments, as follows. Within five business days of the execution of this Agreement, Targa shall make its first installment payment of $555.56 by electronic funds transfer to USAO-EDNY pursuant to written instructions to be provided by USAO-EDNY. On the fifteenth day of every following month, the remaining (second through eighteenth) installments shall likewise be paid by electronic funds transfer in the following amounts: second through seventeenth installments - $555.56 each; eighteenth installment - $555.48.

     2. Upon USAO-EDNY's receipt of the installment payments from Tender Loving Care and Targa, it will make arrangements for Relator Waris and Duane, Morris & Heckscher LLP to receive their shares of the Total Payment Amount (4/17 and 1/17, respectively) from such installments as is further described in paragraph 9 below.

      3.    Tender Loving Care further agrees that:

          a.      The payment obligations described in paragraph
1.a. imposed on Tender Loving Care shall be binding upon Tender
Loving Care, as successor-in-interest to Staff Builders; and

          b. This Agreement, and the obligations imposed herein on Tender Loving Care, shall be binding upon all successors, transferees, heirs and assigns of Tender Loving Care.

      4. Tender Loving Care and/or Targa, as applicable, shall be deemed in default of this Agreement on the date of occurrence of any of the following events ("Events of Default"):
            a. Failure to Make Timely Payments: Failure to pay any installment required under paragraph l.a. or paragraph 1.b., as applicable, within five days of the due date of such installment; or

          b.      Commencement of Bankruptcy or Reorganization
Proceeding: If, prior to paying the entire amount due from it under paragraph 1.a. or l.b., as applicable, such Defendant (i) commences any case, proceeding, or other action (A) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have any order for relief of debtors, or seeking to adjudicate itself as bankrupt or insolvent, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against it any such case, proceeding or other action referred to in clause (i) that results in the entry of an order for relief and any such order remains undismissed, undischarged or unbounded for a period of thirty (30) days; or (iii) takes any action authorizing, in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth above in this subparagraph.

            5. On the date of any Event of Default as defined in paragraph 4, the United States will provide written notice of the default and an opportunity for Tender Loving Care and/or Targa, as applicable, to cure said default within seven (7) business days of receipt of the notice. Notification of the default shall be addressed to Tender Loving Care's and/or Targa's, as applicable business address provided in this Agreement and will be sent by certified mail, or by hand delivery. If Tender Loving Care and/or Targa, as applicable, does not cure its default within seven (7) business days of receipt of the notice, the entire remaining unpaid balance will become immediately due and payable. Interest will accrue at the rate of 18% (eighteen percent) per annum on the entire remaining unpaid balance, compounded daily from the date of default.

          6. Upon notification from the United States that Tender Loving Care and/or Targa, as applicable, is in default, a failure by such Defendant to cure its default, and without further notice to such Defendant, the United States may exercise, at its sole option, one or more of the following rights, as applicable:
            (a) declare this Agreement breached, and proceed against such Defendant for any claims alleged in the Qui Tam Action and any claims released by this Agreement; (b) file an action for specific performance of the Agreement; (c) offset the entire remaining unpaid balance, inclusive of interest as set forth in paragraph 5 above, from any amounts due and owing to such Defendant from any department, agency, or agent of the United States at the time of default; and/or (d) exercise any other right granted by law, or under the terms of this Agreement, or recognizable at common law or in equity. Tender Loving Care and Targa agree not to contest any offset imposed pursuant to this provision, either administratively or in any State or Federal court. Tender Loving Care and/or Targa, as applicable, further agree that it will pay the United States all reasonable costs of collection and enforcement of this Agreement, including attorney's fees and expenses. The United States reserves the option of referring such matters for private collection.

            If the Event of Default is that described in paragraph 4.b. and involves Tender Loving Care, the United States will have a liquidated claim in the amount of $160,000.00 against Tender Loving Care, plus interest of 13% from the effective date of this Settlement Agreement plus other costs and fees, less any payments already made to the United States by Tender Loving Care under paragraph 1.a. above. If the Event of Default is that described in paragraph 4.b. and involves Targa, the United States will have a liquidated claim of $10,000 against Targa, plus interest of 13% from the effective date of this Settlement Agreement plus other costs and fees, less any payments already made to the United States by Targa under paragraph l.b. above. Defendants agree not to dispute the validity or amount of the claim subject only to being provided with calculations in support of the amount of the claim. Defendants further agree not to seek subordination of the United States' claim.

      7. Subject to the exceptions in paragraph 10 below, in consideration of the obligations of Tender Loving Care and Targa set forth in this Agreement, conditioned upon Tender Loving Care's payment of the entire Settlement Amount and Targa's payment of the Attorneys Fees' Amount respectively, and subject to paragraph 16 below (concerning bankruptcy proceedings commenced within 91 days of the effective date of this Agreement), the United States, on behalf of itself, its officers, agents, agencies and departments, agrees to release Tender Loving Care and Targa, as applicable, and its present and former directors, officers, and employees, from any civil or administrative monetary claims that the United States has or may have under the False Claims Act, 31 U.S.C. 3729-3733, the Program Fraud Civil Remedies Act, 31 U.S.C. 3801-3812, the Civil Monetary Penalties Law, 42 U.S.C. 1320a-7a, or the common law theories of payment by mistake, unjust enrichment, breach of contract and fraud, for the Covered Conduct.

     8. In consideration of the obligations of Tender Loving Care and Targa set forth in this Agreement, conditioned upon Tender Loving Care's payment of the entire Settlement Amount and Targa's payment of the Attorneys Fees' Amount respectively, and subject to paragraph 16 below (concerning bankruptcy proceedings commenced within 91 days of the effective date of this Agreement), HHS-OIG agrees to release and refrain from instituting, directing or maintaining any administrative claim or any action seeking exclusion from the Medicare, Medicaid or other Federal health care programs (as defined in 42 U.S.C. 1320a7b(f)) against Tender Loving Care or Targa, as applicable, and its present and former directors, officers, and employees, under 42 U.S.C. 1320a-7a.(Civil Monetary Penalties Law), or 42 U.S.C. 1320a-7(b) (permissive exclusion), for the Covered Conduct, except as specifically reserved in paragraph 10 below.

            9. The United States agrees that, pursuant to 31 U.S.C. 3730(d), 25% of each installment of the Settlement Amount received by the United States will be paid to Relator Waris as his share of the United States' recovery within a reasonable time after receipt by the United States. Nothing in this Agreement obligates the United States to make any payments to Relator Waris or to Duane, Morris & Heckscher LLP unless the United States receives the installment payments from Tender Loving Care and Targa. Relator Waris agrees that the $10,000.00 Attorneys' Fees Amount will be full satisfaction of any claim for attorneys' fees and costs under 31 U.S.C. 3730(d). Pursuant to 31 U.S.C. 3730(c)(2)(3), Relator Waris agrees that the settlement set forth in this Agreement is fair, adequate and reasonable under all the circumstances. Upon receipt of all of the payments due from Tender Loving Care and Targa, respectively, under this Agreement, Relator Waris and his attorneys agree to release, and will be deemed to have released-and forever discharged:

             (1) the United States, its officers, agents,' and employees, from any claims arising from or relating to the filing of the Qui Tam Action, including any claims arising under 31 U.S.C. 3730(c)(5)&(d);
            (2) Tender Loving Care and its present and former directors, officers, and employees from any liability relating to all causes of action that were raised or Could have been raised in the Qui Tam Action; and
            (3) Targa and its present and former directors, officers, and employees from any liability relating to all causes of action that were raised or could have been raised in the Qui Tam Action.

      10. Notwithstanding any term of this Agreement, specifically reserved and excluded from the scope and terms of this Agreement as to any entity or person (including Tender
Loving Care and Targa) are any and all of the following:
            (1) Any civil, criminal or administrative claims arising under title 26, United States Code (Internal Revenue
Code)
            (2)   Any criminal liability;
            (3) Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs;
            (4) Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;
            (5) Any claims based upon such obligations as are created by this Agreement;
            (6) Any express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services, provided by Tender Loving Care;
            (7) Any claims based on a failure to deliver items or services due; and
            (8) Any civil or administrative claims against any individuals, including officers and employees of Tender Loving
Care and Targa, who have, or will at any time in the future,
(a) receive written notification that they are the target of a criminal prosecution (as defined in the United States Attorneys' Manual), (b) be criminally indicted or charged, (c) be convicted of a crime, or (d) enter into a criminal plea agreement related to the Covered Conduct.

      11. Defendants waive and will not assert any defenses that they may have to any criminal prosecution or administrative action relating to the Covered Conduct, which defenses may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Settlement bars a remedy sought in such criminal prosecution or administrative action. Defendants agree that this Settlement is not punitive in nature or effect for purposes of such legal proceeding. Nothing in this paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount or Attorneys' Costs Amount for purposes of the Internal Revenue Laws, Title 26 of the United States Code.

     12. Defendants fully and finally release the United States, its agencies, employees, servants, and agents from any claims (including attorneys' fees, costs, and expenses of every kind and however denominated) which Defendants have asserted, could have asserted, or may assert in the future against the United States, its agencies, employees, servants, and agents, related to the Covered Conduct and the United States' investigation and prosecution thereof.

     13. Defendants agree that all costs as defined in the Federal Acquisition Regulations ("FAR") 31.205-47, and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. 1395-1395ggg
(1999) and 1396-1396v (1997), and the regulations promulgated thereunder) incurred by or on behalf of Tender Loving Care, Targa, and their present or former directors, officers, employees, shareholders, and agents in connection with: (1) the matters covered by this Agreement, (2) the United States' audits and civil and criminal investigations of the matters covered by this Agreement, (3) Defendants' investigation, defense, and corrective actions undertaken in response to the United States' audits and civil and criminal investigations in connection with the matters covered by this Agreement (including attorneys' fees), (4) the negotiations of, or obligations under, this Agreement, and (5) the payments made pursuant to this Agreement (and attorneys' fees paid to the Relator or his counsel), are unallowable costs on Government contracts and under the Medicare program, Medicaid program, or any other Federal health care program (hereafter, "unallowable costs"). These unallowable costs will be separately determined and accounted for in a non-- reimbursable cost center by Tender Loving Care and it will not charge such unallowable costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such unallowable costs through any cost report, cost statement, information statement or payment request submitted by it or any of its affiliates or subsidiaries to the Medicare, Medicaid, or any other Federal health care program.

            Tender Loving Care further agrees that within sixty
(60) days of the effective date of this Agreement, it will identify to applicable Medicare fiscal intermediaries, carriers and/or contractors, and Medicaid or other Federal health care program fiscal agents, any unallowable costs (as defined in this paragraph) included in payments previously sought from the United States, or any State Medicaid Program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Tender Loving Care, or any of its affiliates or subsidiaries, and will request, and agree, that such cost reports, cost statements, information reports or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the unallowable costs. Tender Loving Care agrees that the United States will be entitled to recoup from it any overpayment as a result of the inclusion of such unallowable costs on previously-submitted cost reports, information reports, cost statements or requests for payment. Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice, and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Tender Loving Care or any of its affiliates or subsidiaries on the effect of inclusion of unallowable costs (as defined in this paragraph) on Tender Loving Care's or any of its affiliates' or subsidiaries' cost reports, cost statements or information reports. Nothing in this Agreement shall constitute a waiver of the rights of the United States to examine or reexamine the unallowable costs described in this paragraph.

     14. This Agreement is intended to be for the benefit of the Parties and those individuals identified in paragraphs 7 and 8 above only, and by this instrument the Parties do not release any claims against any other person or entity. Any amounts described in this Agreement are not intended to have any effect upon any other claim whatsoever with respect to non-parties.

            15. The Parties expressly warrant that, in evaluating whether to execute this Agreement, the Parties (i) have intended that the mutual promises,' covenants and obligations set forth herein constitute a contemporaneous exchange for new value given to Tender Loving Care and Targa within the meaning of 11 U.S.C. 547(c)(1), and (ii) have concluded that these mutual promises, covenants and obligations do, in fact, constitute such a contemporaneous exchange.

     16. In the event that Tender Loving Care and/or Targa, as applicable, commences, or a third party commences, within 91 days of the effective date of this Agreement, any case, proceeding, or other action (a) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have any order for relief of such Defendant's debts, or seeking to adjudicate such Defendant as bankrupt or insolvent, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for such Defendant or for all or any substantial part of such Defendant's assets, the Defendants agree as follows:
a. Defendants' respective obligations under this Agreement may not be avoided pursuant to 11 U.S.C. 547, and neither Tender Loving Care nor Targa will argue or otherwise take the position in any such case, proceeding or action that: (i)' its obligations under this Agreement may be avoided under 11 U.S.C. 547; (ii) it was insolvent at the time this Agreement was entered into, or became insolvent as a result of the payments made or due to be made hereunder; or (iii) the mutual promises, covenants and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to it. b. In the event that Tender Loving Care's and/or Targa's, as applicable, obligations hereunder are avoided for any reason, including, but not limited to, through the exercise of a trustee's avoidance powers under the Bankruptcy Code, the United States, at its sole option, may rescind the releases in this Agreement and bring any civil and/or administrative claim, action or proceeding against such Defendant for the claims that would otherwise be covered by the releases provided for in this Agreement. If the United States chooses to do so, Tender Loving Care and Targa agree that (i) any such claims, actions or proceedings brought by the United States (including any proceedings to exclude such Defendant from participation in Medicare, Medicaid, or other Federal health care programs) are not subject to an "automatic stay" pursuant to 11 U.S.C. 362(a) as a result of the action, case or proceeding described in the first clause of this paragraph, and that such Defendant will not argue or otherwise contend that the United States' claims, actions or proceedings are subject to an automatic stay; (ii) Defendants will not plead, argue or otherwise raise any defenses under statutes of limitations, laches, estoppel or similar theories, to any such civil or administrative claims, actions or proceeding which are brought by the United States within 60 calendar days of written notification to such Defendant that the releases herein have been rescinded pursuant to this paragraph, except those available to it on or before December 31, 1999; and (iii) Tender Loving Care will not contest that the United States has a valid claim against Tender Loving Care in the amount of $240,000.00 (minus any payments already made); and (iv) the United States may pursue-its claim in the case, action or proceeding referenced in the first clause of this paragraph, as well as in any other case, action, or proceeding.
          C. Defendants acknowledge that their agreements in this paragraph are provided in exchange for valuable consideration provided in this Agreement.

     17. Except as otherwise specified in this Agreement, the Parties will bear their own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

     18.    The Defendants and Relator Waris represent that this
Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

     19. This Agreement is governed by the laws of the United States. The Parties agree that the venue for any dispute arising between and among the Parties under this Agreement will initially be the Appellate Mediation Program of the United States Court of Appeals for the Third Circuit.

     20. This Settlement Agreement constitutes the complete agreement among the Parties. This Agreement may not be amended except by written consent of the Parties.

     21. Promptly upon execution of this Agreement, Relator Waris-and the Defendants shall file a notice with the United States Court of Appeals for the Third Circuit that the parties have entered into a Settlement Agreement and that the Qui Tam Appeal is voluntarily dismissed with prejudice as to all parties to the Qui Tam Appeal.

     22. The undersigned individuals signing this Agreement on behalf of Ali Waris, Tender Loving Care Health Care Services, Inc. and Targa Group, Inc. represent and warrant that they are authorized by those Parties to execute this Agreement. The undersigned United States signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement.

      23. This Agreement may be executed in counterparts, each of which constitutes, an original and all of which constitute one and the same Agreement.

     24. This Agreement is effective on the date of signature of the last signatory to the Agreement.

              THE UNITED STATES OF AMERICA


LORETTA E. LYNCH
United States Attorney
Eastern District of New York

By:    /S/ VARUNI NELSON
Assistant  United States Attorney
247. Pierripont street.
Brooklyn, NY 11201
Telephone: (719) 254-6015
Facsimile: (718) 254-8702


by:  /s/LEWIS MORRIS
Assistant Inspector General
for Legal Affairs
Office of Counsel to the
Inspector General
U.S. Department of Health and
Human Services



                                    ALI WARIS

BY:   /S/ MICHAEL M. MISTOKOFF, ESQ.
DUANE, MORRIS 7 HECKSCHER, LLP
ONE LIBERTY PLACE
PHILADELPHIA, PA  19103-7396
TELEPHONE:  (215)  979-1810
FACSIMILE:  (215)  979-1020
ATTORNEYS FOR ALI WARIS

TENDER LOVING CARE HEALTH CARE SERVICES, INC.


/S/ DALE R. CLIFT, PRESIDENT & CEO



/S/ FREDERICK ROBINSON, ESQ.
FULBRIGHT & JAWORSKI
801 PENNSYLVANIA AVENUE
WASHINGTON, DC   20004
TELEPHONE:  (202)  662-0200/4534
FACSIMILE (202)  662-4543
ATTORNEYS FOR TENDER LOVING
CARE HEALTH CARE SERVICES, INC.




TARGA GROUP, INC.

/S/  COMPANY OFFICIAL

/S/ JAMES A. BACKSTRON, ESQ.
TWO PENN CENTER, SUITE 200
PHILADELPHIA, PA  19102
TEL:   (215)  864-7797
FAX:  (215)  864-7798